Exhibit 99.1

WL Ross & Co. Agrees to Invest $100 Million in Montpelier Re Holdings Ltd.

HAMILTON, Bermuda–(BUSINESS WIRE)—May 25, 2006–Montpelier Re Holdings Ltd. (NYSE: MRH) announced today that WL Ross & Co. LLC has agreed to make a $100 million investment in Montpelier through a private sale of 6,896,552 common shares at a price of $14.50 per common share. The first $50 million purchase of common shares will close on or about June 1, 2006, and the second $50 million purchase of common shares will close upon expiration of the Hart-Scott-Rodino antitrust notification period. Prior to the second close the purchase price of the second tranche may be adjusted in certain circumstances.

Pursuant to a Purchase Agreement entered into between the parties, the Company will grant the investing funds certain registration rights with respect to their purchase of common shares. Also, the Board of Directors of the Company intends to appoint Wilbur L. Ross to fill an existing vacancy upon the second closing of the purchase of common shares.

Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier’s common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier’s forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” in Item 1A of Montpelier’s Annual Report on Form 10-K filed for the year ended December 31, 2005 on March 14, 2006 and in Montpelier’s Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2006 on May 9, 2006, each with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

CONTACT: Montpelier Re Holdings Ltd.
Media:
Keil Gunther, Communications Manager, 441-297-9570
or
Investor Relations:
William Pollett, Treasurer, 441-297-9576

WL Ross & Co. LLC
Wilbur Ross, CEO and Chairman, 212-826-2111

SOURCE: Montpelier Re Holdings Ltd.